                         INDEX TO FINANCIAL STATEMENTS

                                                              Page
The Hertz Corporation and Subsidiaries
  Report of Independent Accountants.........................   F-2
  Consolidated Balance Sheet at December 31, 1996 and
     1995...................................................   F-3
  Consolidated Statement of Income for the years ended
     December 31, 1996, 1995 and 1994.......................   F-4
  Consolidated Statement of Stockholders' Equity for the
     years ended December 31, 1996, 1995 and 1994...........   F-5
  Consolidated Statement of Cash Flows for the years ended
     December 31, 1996, 1995 and 1994.......................   F-6
  Notes to Consolidated Financial Statements................   F-8
  Schedule II -- Valuation and Qualifying Accounts for the
     years ended December 31, 1996, 1995 and 1994...........  F-30

                       REPORT OF INDEPENDENT ACCOUNTANTS

To The Hertz Corporation:

We have audited the accompanying consolidated balance sheet of The Hertz Corporation (a wholly-owned subsidiary of Ford Motor Company) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows and the financial statement schedule listed in F-1 for each of the three years ended December 31, 1996. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Hertz Corporation and subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years ended December 31, 1996, in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects, the information required to be included therein.

                                          COOPERS & LYBRAND L.L.P.

Parsippany, New Jersey
January 24, 1997, except for Note 14,
as to which the date is February 28, 1997

                     THE HERTZ CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                                                ------------------------
                                                                      DECEMBER 31
                                                                   1996          1995
Dollars in thousands                                            ----------    ----------
                           ASSETS
Cash and equivalents (Note 13)..............................    $  179,311    $  137,257
Receivables, less allowance for doubtful accounts of $12,268
  (1995 -- $7,985) (Schedule II)............................       798,686       789,801
Due from affiliates (Notes 5 and 7).........................       456,025       407,442
Inventories, at lower of cost or market.....................        20,220        17,930
Prepaid expenses and other assets (Note 4)..................        80,530        83,345
Revenue earning equipment, at cost (Note 7):
  Cars......................................................     4,698,656     3,951,351
     Less accumulated depreciation..........................      (380,391)     (324,193)
  Other equipment...........................................       908,106       705,084
     Less accumulated depreciation..........................      (190,677)     (162,073)
                                                                ----------    ----------
       Total revenue earning equipment......................     5,035,694     4,170,169
                                                                ----------    ----------
Property and equipment, at cost:
  Land, buildings and leasehold improvements................       515,063       473,930
  Service equipment.........................................       554,134       507,640
                                                                ----------    ----------
                                                                 1,069,197       981,570
     Less accumulated depreciation..........................      (526,466)     (485,680)
                                                                ----------    ----------
       Total property and equipment.........................       542,731       495,890
                                                                ----------    ----------
Franchises, concessions, contract costs and leaseholds, net
  of amortization...........................................        10,117         7,722
Cost in excess of net assets of purchased businesses, net of
  amortization (Note 5).....................................       525,853       547,074
                                                                ----------    ----------
       Total assets.........................................    $7,649,167    $6,656,630
                                                                ==========    ==========
            LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable (Note 7)...................................    $  468,817    $  585,663
Accrued salaries and other compensation.....................       171,508       142,096
Other accrued liabilities...................................       384,191       330,923
Accrued taxes...............................................       105,524        74,714
Debt (Notes 2 and 13).......................................     5,091,844     4,297,484
Public liability and property damage (Schedule II)..........       321,118       311,669
Deferred taxes on income (Note 8)...........................       116,800        77,800
Commitments and contingencies (Notes 9, 11 and 13)
Stockholders' equity (Notes 1 and 2):
  Preferred stock --
     Series A, 10% cumulative...............................       236,000       236,000
     Series B, various rates cumulative.....................       249,900       249,900
  Common stock, par value $1 per share, shares issued -- 200
     Class A, 51 Class B and 490 Class C....................             1             1
  Additional capital paid-in................................        59,008        59,008
  Retained earnings.........................................       435,352       276,733
  Translation adjustment (Note 3)...........................         9,129        14,539
  Unrealized holding gains (losses) for available-for-sale
     securities (Note 4)....................................           (25)          100
                                                                ----------    ----------
       Total stockholders' equity...........................       989,365       836,281
                                                                ----------    ----------
       Total liabilities and stockholders' equity...........    $7,649,167    $6,656,630
                                                                ==========    ==========

         The accompanying notes are an integral part of this statement.

                     THE HERTZ CORPORATION AND SUBSIDIARIES

                        CONSOLIDATED STATEMENT OF INCOME

                                                          --------------------------------------
                                                                 YEARS ENDED DECEMBER 31
                                                             1996          1995          1994
Dollars in thousands                                      ----------    ----------    ----------
Revenues:
  Car rental..........................................    $3,161,605    $2,911,703    $2,581,157
  Industrial and construction equipment rental........       392,322       332,328       263,154
  Car leasing (Note 5)................................        35,407        35,548       231,372
  Other (Note 5)......................................        79,049       121,009       218,718
                                                          ----------    ----------    ----------
     Total revenues...................................     3,668,383     3,400,588     3,294,401
                                                          ----------    ----------    ----------
Expenses:
  Direct operating....................................     1,795,157     1,724,791     1,766,228
  Depreciation of revenue earning equipment (Note
     7)...............................................       892,678       803,862       702,644
  Selling, general and administrative.................       425,179       392,518       385,470
  Interest, net of interest income of $10,449, $16,798
     and $7,210 (Note 2)..............................       298,800       307,073       277,228
                                                          ----------    ----------    ----------
     Total expenses...................................     3,411,814     3,228,244     3,131,570
                                                          ----------    ----------    ----------
Income before income taxes............................       256,569       172,344       162,831
Provision for taxes on income (Note 8)................        97,950        67,138        71,749
                                                          ----------    ----------    ----------
Net income............................................    $  158,619    $  105,206    $   91,082
                                                          ==========    ==========    ==========

         The accompanying notes are an integral part of this statement.

                     THE HERTZ CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                 ---------------------------------------------------------------------------------
                                                                                     UNREALIZED
                                  COMMON                                            HOLDING GAINS
                                    AND      ADDITIONAL                             (LOSSES) FOR         TOTAL
                                 PREFERRED    CAPITAL     RETAINED   TRANSLATION   AVAILABLE-FOR-    STOCKHOLDERS'
                                   STOCK      PAID-IN     EARNINGS   ADJUSTMENT    SALE SECURITIES      EQUITY
Dollars in thousands             ---------   ----------   --------   -----------   ---------------   -------------
Balances at December 31,
  1993.........................  $ 439,901    $100,099    $105,445    $(28,749)         $  --          $ 616,696
Net Income.....................                             91,082                                        91,082
Translation adjustment changes
  during the year..............                                         23,478                            23,478
Redemption of preferred
  stock........................   (104,000)                                                             (104,000)
Redemption of common and
  preferred stock in excess of
  par value and related
  expenses.....................                (41,091)                                                  (41,091)
Stock issued in exchange for
  subordinated promissory
  note.........................    150,000                                                               150,000
Unrealized holding losses for
  available-for-sale
  securities...................                                                          (222)              (222)
                                 ---------    --------    --------    --------          -----          ---------
Balances at December 31,
  1994.........................    485,901      59,008     196,527      (5,271)          (222)           735,943
Net Income.....................                            105,206                                       105,206
Cash dividend on common stock
  paid to Ford Motor Company...                            (25,000)                                      (25,000)
Translation adjustment changes
  during the year..............                                         19,810                            19,810
Unrealized holding gains for
  available-for-sale securities
  during the year..............                                                           322                322
                                 ---------    --------    --------    --------          -----          ---------
Balances at December 31,
  1995.........................    485,901      59,008     276,733      14,539            100            836,281
Net Income.....................                            158,619                                       158,619
Translation adjustment changes
  during the year..............                                         (5,410)                           (5,410)
Unrealized holding losses for
  available-for-sale securities
  during the year..............                                                          (125)              (125)
                                 ---------    --------    --------    --------          -----          ---------
Balances at December 31,
  1996.........................  $ 485,901    $ 59,008    $435,352    $  9,129          $ (25)         $ 989,365
                                 =========    ========    ========    ========          =====          =========

         The accompanying notes are an integral part of this statement.

                     THE HERTZ CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                       -----------------------------------------
                                                                YEARS ENDED DECEMBER 31
                                                          1996           1995           1994
Dollars in thousands                                   -----------    -----------    -----------
Cash flows from operating activities:
  Net income.........................................  $   158,619    $   105,206    $    91,082
  Non-cash expenses:
     Depreciation of revenue earning equipment.......      892,678        803,862        702,644
     Depreciation of property and equipment..........       82,457         79,696         68,646
     Amortization of intangibles.....................       18,232         19,978         19,401
     Provision for public liability and property
       damage........................................      133,417        134,926        159,049
     Provision for losses for doubtful accounts......        9,912          4,926          6,813
     Write-off of interest on Park Ridge Limited
       Partnership promissory note...................           --             --          8,586
     Deferred income taxes...........................       39,000         28,500          4,700
     Other...........................................       (3,060)            --             --
  Revenue earning equipment expenditures.............   (8,204,179)    (7,255,250)    (6,873,281)
  Proceeds from sales of revenue earning equipment...    6,445,337      6,163,455      4,747,409
  Changes in assets and liabilities, net of effects
     from sale in 1996 of certain claim
     administration service operations, and in 1995
     of the European car leasing and car dealership
     operations --
       Receivables...................................      (20,482)      (180,613)      (181,439)
       Due from affiliates...........................      (48,583)       (35,843)       (43,087)
       Inventories and prepaid expenses and other
          assets.....................................       (1,325)        (1,422)        30,463
       Accounts payable..............................     (117,767)       311,498         70,001
       Accrued liabilities...........................       85,192          9,785         74,633
       Accrued taxes.................................       30,316          6,067          6,656
  Payments of public liability and property damage
     claims and expenses.............................     (123,928)      (127,814)      (118,380)
                                                       -----------    -----------    -----------
     Net cash flows (used for) provided by operating
       activities....................................  $  (624,164)   $    66,957    $(1,226,104)
                                                       -----------    -----------    -----------

         The accompanying notes are an integral part of this statement.

                     THE HERTZ CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                           --------------------------------------
                                                                  YEARS ENDED DECEMBER 31
                                                              1996          1995          1994
Dollars in thousands                                       -----------    ---------    ----------
Cash flows from investment activities:
  Property and equipment expenditures..................    $  (179,802)   $(178,279)   $ (150,569)
  Proceeds from sales of property and equipment........         44,950       34,148        35,839
  Available-for-sale securities --
     Purchases.........................................         (6,219)      (6,375)       (8,145)
     Sales.............................................          6,422        6,625         5,221
  Proceeds from sale in 1996 of certain claim
     administration service operations and in 1995 of
     the European car leasing and car dealership
     operations, net of cash and equivalents...........         15,346       56,560            --
  Purchases of various operations (see supplemental
     disclosures below)................................         (6,054)          --        (2,044)
                                                           -----------    ---------    ----------
       Net cash flows used for investing activities....       (125,357)     (87,321)     (119,698)
                                                           -----------    ---------    ----------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt.............        304,604      329,157       719,289
  Repayment of long-term debt..........................       (205,276)    (340,442)     (207,195)
  Short-term borrowings:
     Proceeds..........................................      1,379,740      984,870       736,430
     Repayments........................................     (1,180,063)    (945,283)     (614,439)
     Ninety day term or less, net......................        492,526       54,487       864,816
  Cash dividend on common stock paid to Ford Motor
     Company...........................................             --      (25,000)           --
  Payment for the redemption of common and preferred
     stock and related expenses........................             --           --      (145,091)
                                                           -----------    ---------    ----------
       Net cash flows provided from financing
          activities...................................        791,531       57,789     1,353,810
                                                           -----------    ---------    ----------
Effect of foreign exchange rate changes on cash........             44           83         3,184
                                                           -----------    ---------    ----------
Net increase in cash and equivalents during the
  period...............................................         42,054       37,508        11,192
Cash and equivalents at beginning of year..............        137,257       99,749        88,557
                                                           -----------    ---------    ----------
Cash and equivalents at end of year....................    $   179,311    $ 137,257    $   99,749
                                                           ===========    =========    ==========
Supplemental disclosures of cash flow information:
  Cash paid during the period for --
     Interest (net of amounts capitalized).............    $   300,120    $ 313,139    $  257,652
     Income taxes......................................         38,899       33,775        36,341

     In connection with acquisitions made during the years 1996 and 1994, liabilities assumed were $36 million and $27 million, respectively.

         The accompanying notes are an integral part of this statement.

                     THE HERTZ CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Merger, Change in Ownership and Capitalization

The Hertz Corporation (the "Company"), which was incorporated in Delaware in 1967, is a successor to corporations which were engaged in the automobile and truck leasing and rental business since 1918. UAL Corporation ("UAL") (formerly Allegis Corporation) purchased all of the Company's outstanding capital stock from RCA Corporation ("RCA") on August 30, 1985. Park Ridge Corporation ("Park Ridge"), which was 80%-owned by Ford Motor Company ("Ford"), purchased all of the Company's outstanding capital stock from UAL on December 30, 1987. By 1989, Ford reduced its ownership interest in Park Ridge to 49%. On July 19, 1993, Park Ridge (which had no material assets other than the Company) was merged with and into the Company, with the prior stockholders of Park Ridge becoming the stockholders of the Company. The merger has been recorded as a "pooling of interests".

In March 1994, Ford acquired the Company's common stock owned by Commerzbank Aktiengesellschaft. On April 29, 1994, the Company redeemed its preferred and common stock owned by AB Volvo for $145 million, borrowing the funds from Ford to pay for the redemption, and Ford purchased all of the common stock of the Company owned by Park Ridge Limited Partnership ("Partnership"). This resulted in the Company becoming a wholly-owned subsidiary of Ford. In addition, the $150 million subordinated promissory note of the Company held by Ford Motor Credit Company, a wholly-owned subsidiary of Ford ("FMCC"), was exchanged for $150 million of the Series B Preferred Stock of the Company, and a promissory note in the amount of $18.5 million, owed by the Partnership to the Company was assumed by Ford ("Ford Note"). In connection with these transactions, notes payable were increased by $145 million, the Series A Preferred Stock was reduced by $104 million, and additional capital paid-in was reduced by $41 million; interest expense was increased by $8.6 million and provision for taxes was decreased by $3.0 million; and subordinated promissory notes were reduced by $150 million and Series B Preferred Stock was increased by $150 million. The Ford Note was repaid in 1996.

As of December 31, 1996, 100% of the Common Stock of the Company was owned by Ford and 100% of the outstanding Preferred Stock was owned by FMCC.

                     THE HERTZ CORPORATION AND SUBSIDIARIES

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
The capital stock of the Company authorized, issued and outstanding as of December 31, 1996, 1995 and 1994 is set forth below.

                                                               --------------------------------------
                                                               PAR VALUE        NUMBER OF SHARES
                                                                  PER                     ISSUED AND
                                                                 SHARE      AUTHORIZED    OUTSTANDING
                                                               ---------    ----------    -----------
Series A Preferred Stock:
  Balance December 31, 1993................................      $100       4,500,000       3,400,000
  Redemption in 1994.......................................                    --          (1,040,000)
                                                                            ---------      ----------
  Balance December 31, 1994, 1995 and 1996.................      $100       4,500,000       2,360,000
                                                                 ====       =========      ==========
Series B Preferred Stock
  Balance December 31, 1993................................      $100       1,000,000         999,000
  Issued in exchange for subordinated promissory note in
     1994..................................................       100       1,500,000       1,500,000
                                                                            ---------      ----------
  Balance December 31, 1994, 1995 and 1996.................      $100       2,500,000       2,499,000
                                                                 ====       =========      ==========
Class A Common Stock
  Balance December 31, 1993, 1994, 1995 and 1996...........      $  1             200             200
                                                                 ====       =========      ==========
Class B Common Stock
  Balance December 31, 1993................................      $  1             800             311
  Redemption in 1994.......................................                    --                (260)
                                                                            ---------      ----------
  Balance December 31, 1994, 1995 and 1996.................      $  1             800              51
                                                                 ====       =========      ==========
Class C Common Stock
  Balance December 31, 1993, 1994, 1995 and 1996...........      $  1             800             490
                                                                 ====       =========      ==========

The holders of Series A Preferred Stock and Series B Preferred Stock are entitled, when, as and if declared by the Board of Directors of the Company, to cumulative annual dividends, but payable only out of funds legally available therefor, compounded annually (if in arrears). The annual dividend rate through December 31, 1998 is 10% for the Series A Preferred Stock and at various rates which average 4.5% for the Series B Preferred Stock. Commencing January 1, 1999 the annual dividend rates for the Series A Preferred Stock and Series B Preferred Stock are subject to adjustment and are reset on an annual basis. The Series A Preferred Stock and the Series B Preferred Stock are redeemable by their terms at the option of the Company at any time, and do not have any voting rights, except that the holders of the Series A Preferred Stock shall have the right to elect two directors in the event of default, and the holders of the Series B Preferred Stock will be granted voting rights in the event of significant and continuing net operating losses.

The holders of the Class A Common Stock and Class B Common Stock have one vote per share and no special preferences. The holders of the Class C Common Stock have one vote per share and have the right to designate three directors, until such time as fewer than 40 shares thereof (adjusted for stock splits and the like) shall be outstanding, provided, however, that the Class C Common Stock shall in any event have 40% of the general voting power and the right to elect not less than 40% of the members of such Board of Directors, until such time as fewer than 40 shares thereof (as so adjusted) shall be outstanding. The Class C Common Stock is convertible into Class B Common Stock on a share for share basis at any time at the holder's option. Under certain circumstances, shares of Class B Common Stock convert or are convertible into an equivalent number of shares of Class A Common Stock.

                     THE HERTZ CORPORATION AND SUBSIDIARIES

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) Principles of Consolidation

The consolidated financial statements include the accounts of The Hertz Corporation and its domestic and foreign subsidiaries. All significant intercompany transactions are eliminated.

Consolidated Statement of Cash Flows

For purposes of this statement, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. See Merger, Change of Ownership and Capitalization for noncash investing and financing activities.

Depreciable Assets

The provisions for depreciation and amortization are computed on a straight-line basis over the estimated useful lives of the respective assets, as follows:

Revenue Earning Equipment:

                                                                --------------
Cars........................................................    3 to 6 years
Other equipment.............................................    3 to 11 years
Buildings...................................................    20 to 50 years
Leasehold improvements......................................    Term of lease
Service cars and service equipment..........................    3 to 25 years
Franchises, concessions, contract costs and leaseholds......    10 to 40 years
Cost in excess of net assets of purchased businesses........    10 to 40 years

Hertz follows the practice of charging maintenance and repairs, including the cost of minor replacements, to maintenance expense accounts. Costs of major replacements of units of property are charged to property and equipment accounts and depreciated on the basis indicated above. Gains and losses on dispositions of property and equipment are included in income as realized. Upon disposal of revenue earning equipment, depreciation expense is adjusted for the difference between the net proceeds from sale and the remaining book value.

Environmental Conservation

The use of automobiles and other cars is subject to various governmental controls designed to limit environmental damage, including that caused by emissions and noise. Generally, these controls are met by the manufacturer, except in the case of occasional equipment failure requiring repair by Hertz. To comply with environmental regulations, measures are being taken at certain locations to reduce the loss of vapor during the fueling process and to maintain and replace underground fuel storage tanks. Hertz is also incurring and providing for expenses for the cleanup of fuel discharges and other alleged violations of environmental laws arising from the disposition of waste products. Hertz does not believe that it will be required to make any material capital expenditures for environmental control facilities or to make any other material expenditures to meet the requirements of governmental authorities in this area. Liabilities for these expenditures are recorded when it is probable that obligations have been incurred and the amounts can be reasonably estimated.

Public Liability and Property Damage

Provisions for public liability and property damage on self-insured domestic claims and reinsured foreign claims are made by charges to expense based upon evaluations of estimated ultimate liabilities

                     THE HERTZ CORPORATION AND SUBSIDIARIES

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) on reported and unreported claims. For its domestic operations, the Company is, where permitted by applicable local law, a qualified self-insurer against liability resulting from accidents under certificates of self-insurance for financial responsibility in all states wherein its vehicles are registered. The Company also self-insures general public liability and property damage for all domestic operations. Since July 1, 1987, all claims have been retained and borne by the Company up to a limit of $5 million for each occurrence, and the Company has maintained insurance with unaffiliated carriers in excess of $5 million up to $450 million per occurrence.

For its foreign operations, the Company purchases insurance to comply with local legal requirements. From January 1, 1993 through December 31, 1996, vehicle liability insurance purchased locally from unaffiliated carriers by Company owned operations in Europe was reinsured by Hertz International RE Limited, a wholly-owned subsidiary of the Company operating as a reinsurer in Dublin, Ireland. Hertz International RE Limited effectively responded to the first $1.5 million of motor vehicle liability for each accident during this period, with excess liability insurance coverage maintained by the Company with unaffiliated carriers. Effective January 1, 1997, the Company replaced an unaffiliated carrier that was the fronted insurer for claims up to $1.5 million per occurrence by establishing a wholly-owned subsidiary, Probus Insurance Company Europe Limited ("Probus"), a direct writer domiciled in Dublin, Ireland. Probus now underwrites the Company's European vehicle liability program (except in Switzerland and Denmark) up to $1.5 million per occurrence. Excess coverage for claims that exceed $1.5 million continues to be maintained with unaffiliated carriers. In the Company's foreign operations other than Europe, the Company is self insured at various amounts up to $100,000 per occurrence, and maintains excess liability insurance coverage up to $450 million per occurrence with unaffiliated carriers.

Foreign Currency Translation

Assets and liabilities of foreign subsidiaries are translated at the rate of exchange in effect on the balance sheet date; income and expenses are translated at the average rate of exchange prevailing during the year. The related translation adjustments are reflected in the stockholders' equity section of the consolidated balance sheet. Foreign currency gains and losses resulting from transactions are included in earnings.

Income Taxes

Effective April 30, 1994, the Company and its domestic subsidiaries are filing consolidated Federal income tax returns with Ford. The Company and its domestic subsidiaries filed consolidated Federal income tax returns after December 31, 1987; prior thereto, from September 1, 1985 to December 31, 1987 they were included in the consolidated Federal income tax return of UAL, and prior thereto in the consolidated Federal income tax return of RCA. The Company provides for current and deferred taxes as if it filed a separate consolidated tax return with its domestic subsidiaries, except that under a tax sharing arrangement with Ford, the Company's right to reimbursement for foreign tax credits is determined based on the usage of such foreign tax credits by the consolidated group. By virtue of its controlling beneficial ownership of the Company, Ford effectively controls all of the Company's tax decisions. The Company and its subsidiaries account for investment tax credits under the flow-through method. As of December 31, 1996, U.S. income taxes have not been provided on $209 million in undistributed earnings of subsidiaries that have been or are intended to be permanently reinvested outside the United States or are expected to be remitted free of taxes.

                     THE HERTZ CORPORATION AND SUBSIDIARIES

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

Advertising

Hertz is a party to a cooperative advertising agreement with Ford pursuant to which Ford participates in some of the cost of certain of Hertz' advertising programs in the United States and abroad which feature the Ford name or products. The amounts contributed by Ford for the years ended December 31, 1996, 1995 and 1994 were (in millions) $45.4, $44.1 and $42.0, respectively. This program is expected to continue in the future. The Company incurred advertising expense for the years ended December 31, 1996, 1995 and 1994 of (in millions) $148.0, $134.5 and $133.6, respectively.

Pension and Income Saving Plans

Qualified domestic employees, after completion of specified periods of service, are eligible to participate in the Retirement Plan for the Employees of The Hertz Corporation ("Hertz Retirement Plan") and in the Income Savings Plan of The Hertz Corporation ("Hertz Income Savings Plan"). Payments are made to pension plans of others pursuant to various collective bargaining agreements. Under the Hertz Retirement Plan, the Company pays the entire cost and employees are not required to contribute. For each plan year beginning January 1, 1996 and thereafter, a qualified employee's cash balance account is credited with an annual cash balance credit equal to: (a) 3% of his/her pensionable earnings for that plan year in the case of a qualified employee who is credited with less than 60 continuous months of service from his/her most recent date of hire, or
(b) 4% of his/her pensionable earnings for that plan year in the case of a qualified employee who is credited with 60 or more continuous months of service from his/her most recent date of hire. In the case of a qualified employee who is first credited with 60 continuous months of service after January 1 of a plan year, the percentage of his/her pensionable earnings utilized in determining his/her annual cash balance credit for that plan year shall be increased to 4% effective as of the first day of the month coincident with or next following his/her completion of 60 continuous months of service from his/her most recent date of hire. This benefit is credited with guaranteed interest rates compounded annually based on rates issued by the Pension Benefit Guaranty Corporation in effect for the preceding December. In addition, all qualified employees age 50 or over with 10 or more years of credited service as of July 1, 1987, will have an additional amount of their pensionable earnings credited to their account. Hertz' funding policy is to contribute at least the minimum amount required by the Employee Retirement Income Security Act of 1974.

Under the Hertz Income Savings Plan, the Company contributes 50% of the first 6% of the employee's contribution for a maximum match contribution by the Company of 3% of the employee's base salary.

Most of the Company's foreign subsidiaries have defined benefit retirement plans or are required to participate in government plans. These plans are all funded, except in Germany, where an unfunded liability is recorded. In certain countries, when the subsidiaries make the required funding payments, they have no further obligations under such plans.

Impairment of Long-Lived Assets and Certain Identifiable Intangibles

The Company evaluates the carrying value of goodwill for potential impairment on an ongoing basis. Such evaluations compare operating income before amortization of goodwill to the amortization recorded for the operations to which the goodwill relates. The Company also considers projected future operating results, trends and other circumstances in making such estimates and evaluations. In addition, the Company reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable.

                     THE HERTZ CORPORATION AND SUBSIDIARIES

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

Use of Estimates and Assumptions

Use of estimates and assumptions as determined by management is required in the preparation of consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates and assumptions. Certain amounts for prior periods have been reclassified to conform with 1996 presentations.

NOTE 2 -- DEBT

Debt of the Company and its subsidiaries (in thousands of dollars) consists of the following:

                                                              -----------------------
                                                                    DECEMBER 31
                                                                 1996         1995
                                                              ----------   ----------
Notes payable, including commercial paper, average interest
  rate: 1996, 5.6%; 1995, 5.8%..............................  $1,498,002   $1,036,413
Promissory notes, average interest rate: 1996, 7.3%; 1995,
  7.6% (effective average interest rate: 1996, 7.4%; 1995,
  7.7%); net of unamortized discount: 1996, $3,602; 1995,
  $3,019; due 1997 to 2005..................................   1,941,398    1,694,641
Property and equipment lease obligations, average interest
  rate: 1996, 7.5%; 1995, 7.9%; due 1997 to 1998............       2,554        3,602
Medium-term notes, average interest rate: 1996, 9.3%; 1995,
  9.4%; due 1997............................................      75,300      119,175
Senior subordinated promissory notes, average interest rate:
  1996, 9.7%; 1995, 9.5% (effective average interest rate:
  1996, 9.8%; 1995, 9.6%); net of unamortized discount:
  1996, $172; 1995, $313; due 1997 to 1998..................     149,828      249,687
Junior subordinated promissory notes, average interest rate
  6.9%; net of unamortized discount: 1996, $244; 1995, $286;
  due 2000 to 2003..........................................     399,756      399,714
Subsidiaries' debt:
  Short-term borrowings --
     Banks, average interest rate: 1996, 5.1%; 1995, 6.0%,
      in foreign currencies.................................     782,765      684,634
     Commercial paper, average interest rate: 1996, 6.2%;
      1995, 5.8%, in foreign currencies.....................     141,805       11,357
     Others, average interest rate: 1996, 2.7%; 1995, 3.7%,
      in foreign currencies.................................      56,518       51,200
  Other borrowings, average interest rate: 1996, 7.4%; 1995,
     7.0%; in foreign currencies............................      43,918       47,061
                                                              ----------   ----------
Total.......................................................  $5,091,844   $4,297,484
                                                              ==========   ==========

The aggregate amounts of maturities of debt, in millions, are as follows: 1997, $2,718.9 (including $2,478.9 of commercial paper, demand and other short-term borrowings); 1998, $374.5; 1999, $451.1; 2000, $249.8; 2001, $398.9; after 2001,
$898.6. Included in these maturities at the earliest possible redemption date are the following promissory notes of the Company which have put options that can be exercised by the holders of such notes as follows: $5 million at 9.3% due in 2005, that can be redeemed at the option of the holders in 1997; $25 million at 9% due in 2000, that can be redeemed at the option of the holders in 1997, 1998 or 1999; $100 million at 9% due 2009, that can be redeemed at the option of the holders in 1999; and $150 million at 6.3% due 2006, that can be redeemed at the option of the holders in 2002.

                     THE HERTZ CORPORATION AND SUBSIDIARIES

NOTE 2 -- DEBT -- (CONTINUED)
The Company and its subsidiaries have entered into arrangements to manage exposures to fluctuations in interest rates. See Note 13 -- Financial Instruments.

During the year ended December 31, 1996, short-term borrowings, in millions, were as follows: maximum amounts outstanding $2,129.2 commercial paper, $838.1 banks and $137.2 other; monthly average amounts outstanding $1,615.9 commercial paper (weighted average interest rate 5.6%), $754.2 banks (weighted average interest rate 5.3%) and $91.1 other (weighted average interest rate 2.5%).

During the year ended December 31, 1995, short-term borrowings, in millions, were as follows: maximum amounts outstanding $1,853.8 commercial paper, $1,083.5 banks and $193.5 other; monthly average amounts outstanding $1,292.6 commercial paper (weighted average interest rate 6.1%), $828.2 banks (weighted average interest rate 6.4%) and $108.6 other (weighted average interest rate 4.3%).

During the year ended December 31, 1994, short-term borrowings, in millions, were as follows: maximum amounts outstanding $1,021.3 commercial paper, $1,247.6 banks and $194.1 other; monthly average amounts outstanding $659.9 commercial paper (weighted average interest rate 4.9%), $975.5 banks (weighted average interest rate 5.8%) and $95.5 other (weighted average interest rate 5.3%).

The net amortized discount charged to interest expense for the years ended December 31, 1996, 1995 and 1994 relating to debt and other liabilities, in millions, was $.9, $.9, and $1.3, respectively. In addition, interest expense, in millions, for the years 1995, and 1994 was reduced by $1.3 and $1.6, respectively, of interest income, relating to refunds of prior years' state, local and federal income taxes.

In 1996, the Company renewed the following two committed bank facilities with a group of thirty-one commercial banks, which will be utilized to support commercial paper and other short-term borrowings in the aggregate amount of $2.08 billion: (i) five year credit agreement for $1.185 billion is committed until June 30, 2001. The termination date is automatically extended for an additional one-year period each June 30, unless the bank gives notice to the contrary. A facility fee of .09% per annum is payable on the entire commitment amount; and (ii) 364-day credit agreement for $895 million, renewed in June 1996, is committed through June 25, 1997. A facility fee of .0625% per annum is payable on the entire commitment amount.

The Company also entered into a revolving loan agreement with Ford on June 8, 1994 under which the Company could borrow from Ford from time to time up to $250 million outstanding. See Note 14 -- Subsequent Events. Obligations of the Company under this agreement would rank pari passu with the Company's senior debt securities. A commitment fee of .09% per annum is payable on the unused available credit. In addition, at December 31, 1996, the Company and a subsidiary had $269 million of outstanding loans from Ford.

At December 31, 1996, the three credit facilities described above provided for borrowings of $2.3 billion, all of which was available for borrowing.

The Company maintains a Sales Agency Agreement with Ford Financial Services, Inc., an NASD registered broker-dealer and an indirect, wholly-owned subsidiary of Ford ("FFS"), whereby FFS acts as the exclusive dealer for the Company's domestic commercial paper program. The Company pays fees to FFS which range from
 .035% to .05% per annum of commercial paper placed depending upon the monthly average dollar value of the notes outstanding in the portfolio. In 1996, the Company paid FFS $556,754 of such fees. FFS is under no obligation to purchase any of the notes for its own account. FFS has acted as the Company's exclusive commercial paper dealer since October 1994, and the Sales Agency Agreement may not be amended or terminated without the written consent of both parties. The

                     THE HERTZ CORPORATION AND SUBSIDIARIES

NOTE 2 -- DEBT -- (CONTINUED)
Company, through its subsidiary Hertz Australia Pty. Limited ("Hertz Australia"), has a similar agreement with Ford Credit Australia Limited, also an indirect, wholly-owned subsidiary of Ford Motor Company.

The terms of the Company's loan agreements limit the payment of cash dividends. At December 31, 1996, approximately $331 million of consolidated stockholders' equity was free of such limitations.

NOTE 3 -- FOREIGN CURRENCY

Foreign currency exchange gains and losses included in net income were net gains of $3.4 million, $2.0 million and $1.2 million for the years ended December 31, 1996, 1995 and 1994, respectively.

NOTE 4 -- AVAILABLE-FOR-SALE SECURITIES

As of December 31, 1996, Prepaid Expenses and Other Assets in the consolidated balance sheet include available-for-sale securities at fair value (in thousands) of $5,405 (cost $5,432). The fair value is calculated using information provided by outside quotation services. These securities include various governmental and corporate debt obligations, with the following maturity dates (in thousands): fair value $113 (cost $116) in 1997; fair value $4,373 (cost $4,376) 1998 through 2002; fair value $899 (cost $929) 2003 through 2012; $20 fair value (cost $11) after 2012. For the year ended December 31, 1996, proceeds of $6.4 million from the sale of available-for-sale securities were received, and a gross realized gain of $105,813 and gross realized loss of $134,474 were included in earnings. Actual cost was used in computing the realized gain and loss on the sale. For the year ended December 31, 1996, unrealized holding losses and unrealized holding gains, net of taxes, included in Stockholders' Equity were $62,000 and $37,000, respectively.

NOTE 5 -- PURCHASES AND SALES OF OPERATIONS

In June 1996, the Company acquired all of the capital stock of a foreign licensee car rental and leasing operation and the assets of a domestic car rental operation. In February 1996, the Company acquired the assets of a domestic construction equipment rental operation. The costs related to these acquisitions exceeded the net assets acquired by $6.1 million.

In May 1996, the Company sold certain of its claim administration service operations effective February 29, 1996, which included the administration of workers' compensation claims and other related services, and health related benefit claims. The net proceeds from the sale approximated $15.3 million, which exceeded its book value by approximately $3 million. The total assets of these operations at February 29, 1996 were $15.5 million and revenues for the year ended December 31, 1995 were $31.0 million, with negligible net income. Therefore, the Company believes that this transaction will not have a material effect on its financial position or results of operations.

                     THE HERTZ CORPORATION AND SUBSIDIARIES

NOTE 5 -- PURCHASES AND SALES OF OPERATIONS -- (CONTINUED)

On July 31, 1994, Axus, S.A., a car leasing company of the Company which operates in various countries in Europe, acquired an additional interest in Locaplan S.A., a car leasing operation in France, increasing its ownership from 50% to 100%. The cost relating to this acquisition approximated $2.3 million, which exceeded the net assets acquired by approximately $2.2 million. Commencing in August 1994, the accounts of this operation have been included in the consolidated financial statements of the Company, which did not have a material effect on the Company's consolidated financial position or results of operations. These operations were sold by the Company effective January 1, 1995 to Hertz Leasing International, Inc. ("HLI"), at an amount equal to its book value of approximately $61 million. HLI is an indirect, wholly-owned subsidiary of Ford. For additional consideration payable over five years, except for Australia, New Zealand and Brazil, Ford has received the worldwide rights (subject to certain existing license rights) to use and sublicense others to use the "Hertz" name in the conduct of car leasing businesses -- $9.3 million was received in each of the years 1996 and 1995. The unaudited total assets as of December 31, 1994 and unaudited total revenues and net income for the year ended December 31, 1994 of the Company's European car leasing and car dealership operations were (in millions) $482, $295 and $6, respectively. This transaction did not have a material effect on the Company's financial position or results of operations. See Note 14 -- Subsequent Event.

At December 31, 1996, a foreign subsidiary of the Company had $10.9 million of loans receivable including related interest from foreign subsidiaries of HLI, which mature in 1997.

In connection with the acquisition of the Company by Park Ridge in December 1987 and UAL in August 1985, the excess of the purchase price over the consolidated equity of the Company at the time of these purchases was $658.3 million. These costs are being amortized by the Company over 40 years. The unamortized amount of such costs at December 31, 1996 was $501.3 million.

NOTE 6 -- PENSION AND INCOME SAVINGS PLAN AND POSTRETIREMENT BENEFIT PLANS

The following tables set forth the funded status and the net periodic pension cost of the Hertz Retirement Plan covering its domestic ("U.S.") employees and the retirement plans for foreign

                     THE HERTZ CORPORATION AND SUBSIDIARIES

NOTE 6 -- PENSION AND INCOME SAVINGS PLAN AND POSTRETIREMENT BENEFIT PLANS -- (CONTINUED) operations ("Non-U.S.") and amounts included in the consolidated balance sheet and statement of income (in millions of dollars):

                                                            -----------------------------------------
                                                             DECEMBER 31, 1996     DECEMBER 31, 1995
                                                             U.S.      NON-U.S.     U.S.     NON-U.S.
                                                            -------    --------    ------    --------
Actuarial present value of accumulated benefit
  obligation --
  Vested................................................    $ (73.7)    $(34.1)    $(62.6)    $(27.9)
  Nonvested.............................................       (8.9)      (4.8)      (8.4)      (3.7)
                                                            -------     ------     ------     ------
     Total..............................................    $ (82.6)    $(38.9)    $(71.0)    $(31.6)
                                                            =======     ======     ======     ======
Actuarial present value of projected benefit
  obligation............................................    $(111.4)    $(49.3)    $(98.9)    $(37.3)
Plan assets at fair value...............................      101.1       32.5       90.4       25.5
                                                            -------     ------     ------     ------
Projected benefit obligation in excess of plan assets...      (10.3)     (16.8)      (8.5)     (11.8)
Unrecognized net (gain) loss............................      (20.0)       9.9      (14.2)       5.0
Prior service cost not yet recognized in net periodic
  pension cost..........................................      --         --            .2      --
Remaining unrecognized net obligation...................        1.0      --           1.3      --
                                                            -------     ------     ------     ------
Pension liability included in the balance sheet.........    $ (29.3)    $ (6.9)    $(21.2)    $ (6.8)
                                                            =======     ======     ======     ======

                                            -------------------------------------------------------------
                                                               YEARS ENDED DECEMBER 31
                                                   1996                  1995                 1994
                                            ------------------    ------------------    -----------------
                                             U.S.     NON-U.S.     U.S.     NON-U.S.    U.S.     NON-U.S.
                                            ------    --------    ------    --------    -----    --------
Service cost -- benefits earned during
  the period............................    $  8.0     $ 4.0      $  5.3     $ 2.2      $ 6.4       2.3
Interest cost on projected benefit
  obligation............................       7.0       2.3         6.1       2.1        7.2       1.5
Return on assets:
  Actual (gain) loss....................     (14.1)     (1.9)      (21.3)     (1.5)        .7      (1.5)
  Deferred gain (loss)..................       7.5      --          15.4      --         (6.1)     --
Net amortization and deferral...........        .8      --            .2        .1        1.8        .1
                                            ------     -----      ------     -----      -----     -----
Net periodic pension cost included in
  the income statement..................    $  9.2     $ 4.4      $  5.7     $ 2.9      $10.0     $ 2.4
                                            ======     =====      ======     =====      =====     =====

Significant assumptions used for the U.S. plan were as follows: weighted average discount rate of 7.25% at December 31, 1996, 7.0% during 1996 (8.25% during 1995 and 7% during 1994); 5.5% rate of increase in future compensation levels (5.1% for 1995 and 5.5% for 1994); and expected long-term rate of return on assets of 9%. Assumptions used for the Non-U.S. plans vary by country and are made in accordance with local conditions, but do not vary materially from those used in the U.S. plan. Plan assets consist principally of investments in stocks, government bonds and other fixed income securities.

The provisions charged to income for the years ended December 31, 1996, 1995 and 1994 for all other pension plans were approximately (in millions) $6.7, $6.1 and $6.0, respectively.

The provisions charged to income for the years ended December 31, 1996, 1995 and 1994 for the Hertz Income Savings Plan were approximately (in millions) $3.8, $3.4 and $3.0, respectively.

                     THE HERTZ CORPORATION AND SUBSIDIARIES

NOTE 6 -- PENSION AND INCOME SAVINGS PLAN AND POSTRETIREMENT BENEFIT PLANS -- (CONTINUED)
The estimated cost for postretirement health care and life insurance benefits is accrued on an actuarially determined basis. The following sets forth the plans' status, reconciled with the amounts included in the consolidated balance sheet and statement of income (in millions):

                                                                ------------
                                                                DECEMBER 31
ACTUARIAL PRESENT VALUE OF ACCUMULATED BENEFIT OBLIGATION --    1996    1995
------------------------------------------------------------    ----    ----
Retirees....................................................    $1.8    $1.7
  Active employees eligible to retire.......................     2.0     3.0
  Other active employees....................................     4.3     3.5
                                                                ----    ----
  Total accumulated benefit obligation......................     8.1     8.2
  Unrecognized net gain.....................................     1.0      .3
                                                                ----    ----
  Accrued liability included in the balance sheet...........    $9.1    $8.5
                                                                ====    ====

                                                                --------------------
                                                                    YEARS ENDED
                                                                    DECEMBER 31
                                                                1996    1995    1994
                                                                ----    ----    ----
Benefits attributed to employees' service...................    $.3     $ .2    $ .2
Interest on accumulated benefit obligation..................     .5       .5      .4
Amortization of net gain....................................     --      (.1)    (.3)
                                                                ---     ----    ----
     Net periodic postretirement benefit cost...............    $.8     $ .6    $ .3
                                                                ===     ====    ====

The significant assumptions used for the postretirement benefit plans were as follows: weighted average discount rate of 7.5% at December 31, 1996, 7.25% during 1996 (8.75% in 1995 and 7.5% in 1994), 5.5% rate of increase in future compensation levels (5.3% in 1995 and 5.5% in 1994), 7.5% weighted average health care cost trend rate through 2001 (8.3% in 1995 and 9% in 1994), and 6.7% weighted average trend rate in ten years (7.5% in 1995 and 8% in 1994). Changing the assumed health care cost trend rates by one percentage point in each year would change the accumulated postretirement benefit obligation as of December 31, 1996 by approximately $555,000, and the aggregate service and interest cost components of net periodic postretirement benefit cost for 1996 by approximately $90,000.

NOTE 7 -- REVENUE EARNING EQUIPMENT

Revenue earning equipment is used in the rental of cars and industrial and construction equipment and the leasing of cars under closed-end leases where the disposition of the cars upon termination of the lease is for the account of Hertz. Revenue is recorded as earned under the terms of the rental or leasing contract. Revenue on open contracts is accrued to the balance sheet date based on the terms in the contracts. Expenses are recorded as incurred. Over the three years ended December 31, 1996, on a weighted average basis, approximately 66% of the cars acquired by the Company for its U.S. rental car fleet, and approximately 33% of the cars acquired by the Company for its international fleet, were manufactured by Ford. During 1996, approximately 64% of the cars required by the Company domestically were manufactured by Ford. The percentage of Ford cars acquired by the Company for its U.S. rental car fleet is expected to remain at these or higher levels in the future. In 1996, approximately 28% of the cars acquired by the Company for its international fleet were manufactured by Ford, which represented the largest percentage of any automobile manufacturer in that year.

Under operating leases, aggregate minimum future rentals for cars leased at December 31, 1996 are receivable approximately as follows (in millions): $25 in 1997, $15 in 1998, $6 in 1999, and $1 in

                     THE HERTZ CORPORATION AND SUBSIDIARIES

NOTE 7 -- REVENUE EARNING EQUIPMENT -- (CONTINUED)
2000. Cars under lease at December 31, 1996 which are owned by Hertz amounted to $95 million, net of accumulated depreciation of $25 million.

The average holding periods of cars and other revenue earning equipment are as follows: cars used in the car rental business, 5 to 12 months; cars used in the car leasing business, 36 months; and equipment used in the industrial and construction equipment rental business, 24 to 60 months. At December 31, 1996, the average ages of owned cars and other revenue earning equipment are as follows: cars used in the rent a car business, 7 months; cars used in the car leasing business, 19 months; and equipment used in the industrial and construction equipments rental business, 19.7 months. At December 31, 1996, the Company was subject to residual risk with respect to 17% of all cars in its worldwide car rental and leasing operations and 100% of the equipment in the industrial and construction equipment rental business.

Depreciation of revenue earning equipment includes the following (in thousands of dollars):

                                                               --------------------------------
                                                                   YEARS ENDED DECEMBER 31
                                                                 1996        1995        1994
                                                                 ----        ----        ----
Depreciation of revenue earning equipment..................    $904,504    $753,999    $651,413
  Adjustment of depreciation upon disposal of the
     equipment.............................................     (23,221)     (6,356)    (22,983)
Rents paid for vehicles leased.............................      11,395      56,219      74,214
                                                               --------    --------    --------
     Total.................................................    $892,678    $803,862    $702,644
                                                               ========    ========    ========

Effective July 1, 1994, certain lives being used to compute the provision for depreciation of revenue earning equipment used in the Company's industrial and construction equipment rental business were increased to reflect changes in the estimated residual values to be realized when the equipment is sold. As a result of this change, depreciation of revenue earning equipment for the years 1995 and 1994 were decreased by $12.0 million and $9.6 million, respectively.

The adjustment of depreciation upon disposal of revenue earning equipment for the years ended December 31, 1996, 1995, and 1994 included (in millions) net gains of $20.7, $13.8 and $13.2, respectively, on the sale of industrial and construction equipment, net gains of $2.5, net losses of $7.5 and net gains of $9.8, respectively, on the sale of cars used in the rent a car and car leasing operations.

In view of the favorable market conditions in 1995 and 1996 for the sale of used equipment in the industrial and construction equipment rental business, effective January 1, 1997, certain estimated useful lives being used to compute the provision for depreciation will be increased to reflect the anticipated changes in the estimated residual values to be realized when the equipment is sold. This should result in lower annual depreciation charges and lower gains on the disposal of the used equipment than has been the case in 1996 and 1995.

As of December 31, 1996 and 1995, Ford owed the Company and its subsidiaries $445.1 million and $358.6 million, respectively, in connection with various car repurchase and warranty programs. As of December 31, 1996 and 1995, the Company and its subsidiaries owed Ford $26.6 million and $9.4 million, respectively (which amounts are included in Accounts Payable in the consolidated balance sheet) in connection with cars purchased. These transactions were made and are being paid in the ordinary course of business.

During the year ended December 31, 1996, the Company purchased Ford cars at a cost of approximately $4.3 billion, and sold these cars to Ford or its affiliates under various repurchase programs for approximately $3.2 billion.

                     THE HERTZ CORPORATION AND SUBSIDIARIES

NOTE 8 -- TAXES ON INCOME

The provision for taxes on income consists of the following (in thousands of dollars):

                                                              ----------------------------
                                                                YEARS ENDED DECEMBER 31
                                                               1996       1995      1994
                                                              -------   --------   -------
Current:
  Federal...................................................  $31,360   $ 10,381   $38,797
  Foreign...................................................   18,832     29,422    20,016
  State and local...........................................  8,758..     (1,165)    8,236
                                                              -------   --------   -------
       Total current........................................   58,950     38,638    67,049
                                                              -------   --------   -------
Deferred:
  Federal...................................................   23,772     35,577     2,027
  Foreign...................................................    6,228    (11,577)     (127)
  State and local...........................................    9,000      4,500     2,800
                                                              -------   --------   -------
       Total deferred.......................................   39,000     28,500     4,700
                                                              -------   --------   -------
       Total provision......................................  $97,950   $ 67,138   $71,749
                                                              =======   ========   =======

The principal items in the deferred tax provision (benefit) are as follows (in thousands of dollars):

Difference between tax and book depreciation................  $ 64,176   $ 34,790   $  9,234
Accrued and prepaid expense deducted for tax purposes when
  paid or incurred..........................................   (39,427)    13,671    (14,517)
Tax operating loss utilized (carryforwards).................    (7,217)     1,507     (2,636)
Federal alternative minimum tax credit utilized
  (carryforwards)...........................................    10,217    (10,217)     1,072
Foreign tax credit utilized (carryforwards).................    11,251    (11,251)     --
Investment tax credit utilized..............................     --         --        11,547
                                                              --------   --------   --------
     Total deferred provision...............................  $ 39,000   $ 28,500   $  4,700
                                                              ========   ========   ========

The principal items in the deferred tax liability at December 31, 1996 and 1995 are as follows (in thousands of dollars):

                                                              ---------------------
                                                                1996        1995
                                                              ---------   ---------
Difference between tax and book depreciation................  $ 309,368   $ 245,192
Accrued and prepaid expense deducted for tax purposes when
  paid or incurred..........................................   (148,526)   (109,099)
Tax operating loss carryforwards............................    (12,626)     (5,409)
Foreign tax credit carryforwards............................     --         (11,251)
Federal alternative minimum tax credit carryforwards........    (31,416)    (41,633)
                                                              ---------   ---------
     Total..................................................  $ 116,800   $  77,800
                                                              =========   =========

The tax operating loss carryforwards at December 31, 1996 of $12.6 million relate to certain foreign operations and have the following expiration dates (in millions): $1.0 in 2001, $.2 in 2002, $.2 in 2006, and $11.2 with no expiration dates. It is anticipated that such operations will become profitable in the future and the carryforwards will be fully utilized.

As of December 31, 1996, the alternative minimum tax credit carryforwards of $31.4 million (which have no expiration date) will be utilized upon reversal of timing differences and against future taxable income.

                     THE HERTZ CORPORATION AND SUBSIDIARIES

NOTE 8 -- TAXES ON INCOME -- (CONTINUED)
The principal items accounting for the difference in taxes on income computed at the U.S. statutory rate of 35% and as recorded are as follows (in thousands of dollars):

                                                                ------------------------------
                                                                   YEARS ENDED DECEMBER 31
                                                                  1996       1995       1994
                                                                --------    -------    -------
Computed tax at statutory rate..............................    $ 89,799    $60,320    $56,991
State and local income taxes, net of Federal income tax
  benefit...................................................      11,543      2,168      7,173
Tax effect on the amortization of the cost in excess of the
  Company's net assets acquired by Park Ridge and UAL.......       5,762      5,764      5,760
Adjustments made to tax accruals in connection with tax
  audit evaluations and the effects of prior years' tax
  sharing arrangements between companies, UAL and RCA.......     (13,945)     --        (1,511)
Income taxes on foreign earnings at effective rates
  different from the U.S. statutory rate, including the
  anticipated realization of certain foreign tax benefits
  and the effect of subsidiaries' gains and losses and
  exchange adjustments with no tax effect...................       5,937     (3,890)     1,987
All other items, net, none of which exceeded 5% of computed
  tax.......................................................      (1,146)     2,776      1,349
                                                                --------    -------    -------
     Total provision........................................    $ 97,950    $67,138    $71,749
                                                                ========    =======    =======

NOTE 9 -- LEASE AND CONCESSION AGREEMENTS

Hertz has various concession agreements which provide for payment of rents and a percentage of revenue with a guaranteed minimum and real estate leases under which the following amounts were expensed (in thousands of dollars):

                                                             ------------------------------
                                                                YEARS ENDED DECEMBER 31
                                                               1996       1995       1994
                                                             --------   --------   --------
Rents......................................................  $ 47,328   $ 49,903   $ 50,066
Concession fees:
  Minimum fixed obligations................................   123,014    121,632    114,920
  Additional amounts, based on revenues....................   131,904    121,461    107,685
                                                             --------   --------   --------
     Total.................................................  $302,246   $292,996   $272,671
                                                             ========   ========   ========

As of December 31, 1996, minimum obligations under existing agreements referred to above are approximately as follows (in thousands of dollars):

                                                              ----------------------
                                                               RENTS     CONCESSIONS
                                                              --------   -----------
Years ended December 31,
  1997......................................................  $ 41,492     $90,128
  1998......................................................    36,638      66,049
  1999......................................................    30,726      45,970
  2000......................................................    26,363      29,577
  2001......................................................    23,178      13,187
Years after 2001............................................   130,531      46,242

                     THE HERTZ CORPORATION AND SUBSIDIARIES

NOTE 9 -- LEASE AND CONCESSION AGREEMENTS -- (CONTINUED)
In addition to the above, Hertz has various leases on cars and office and computer equipment under which the following amounts were expensed (in thousands of dollars):

                                                              ---------------------------
                                                                YEARS ENDED DECEMBER 31
                                                               1996      1995      1994
                                                              -------   -------   -------
Cars........................................................  $11,395   $56,219   $74,214
Office and computer equipment...............................   21,772    23,965    23,679
                                                              -------   -------   -------
     Total..................................................  $33,167   $80,184   $97,893
                                                              =======   =======   =======

As of December 31, 1996, minimum obligations under existing agreements referred to above that have a maturity of more than one year are as follows (in thousands): office and computer equipment 1997, $8,279; 1998, $4,784; 1999, $1,514; 2000, $66; 2001, $8.

NOTE 10 -- SEGMENT INFORMATION

The Company's business consists of two significant segments: Rental and leasing of automobiles and certain other activities ("car rental"); and rental of industrial, construction and materials handling equipment ("industrial and construction equipment rental"). The contributions of these segments to other financial data are summarized as follows (in millions of dollars):

                                                                -----------------------------
                                                                   YEARS ENDED DECEMBER 31
                                                                 1996       1995       1994
                                                                -------    -------    -------
Revenues
  Car rental................................................    $ 3,276    $ 3,068    $ 3,031
  Industrial and construction equipment rental..............        392        333        263
                                                                -------    -------    -------
    Total...................................................    $ 3,668    $ 3,401    $ 3,294
                                                                =======    =======    =======
Depreciation of revenue earning equipment
  Car rental................................................    $   815    $   746    $   663
  Industrial and construction equipment rental..............         78         58         40
                                                                -------    -------    -------
    Total...................................................    $   893    $   804    $   703
                                                                =======    =======    =======
Depreciation of property and equipment
  Car rental................................................    $    71    $    71    $    61
  Industrial and construction equipment rental..............         11          9          8
                                                                -------    -------    -------
    Total...................................................    $    82    $    80    $    69
                                                                =======    =======    =======
Amortization of intangibles
  Car rental................................................    $    18    $    20    $    19
  Industrial and construction equipment rental..............      --         --         --
                                                                -------    -------    -------
    Total...................................................    $    18    $    20    $    19
                                                                =======    =======    =======
Operating income (pre-tax income before interest)
  Car rental................................................    $   421    $   356    $   353
  Industrial and construction equipment rental..............        134        123         87
                                                                -------    -------    -------
    Total...................................................    $   555    $   479    $   440
                                                                =======    =======    =======
Income before income taxes
  Car rental................................................    $   166    $    87    $   107
  Industrial and construction equipment rental..............         91         85         56
                                                                -------    -------    -------
    Total...................................................    $   257    $   172    $   163
                                                                =======    =======    =======
Total assets at end of year
  Car rental................................................    $ 6,779    $ 5,993    $ 6,023
  Industrial and construction equipment rental..............        870        664        498
                                                                -------    -------    -------
    Total...................................................    $ 7,649    $ 6,657    $ 6,521
                                                                =======    =======    =======

                     THE HERTZ CORPORATION AND SUBSIDIARIES

                                                                -----------------------------
                                                                   YEARS ENDED DECEMBER 31
                                                                 1996       1995       1994
                                                                -------    -------    -------

NOTE 10 -- SEGMENT INFORMATION -- (CONTINUED)
Revenue earning equipment, net, at end of year
  Car rental................................................    $ 4,318    $ 3,627    $ 3,854
  Industrial and construction equipment rental..............        718        543        406
                                                                -------    -------    -------
    Total...................................................    $ 5,036    $ 4,170    $ 4,260
                                                                =======    =======    =======
Revenue earning equipment and property and equipment
  Car rental
    Expenditures............................................    $ 8,006    $ 7,144    $ 6,789
    Proceeds from sale......................................     (6,386)    (6,122)    (4,718)
                                                                -------    -------    -------
      Net expenditures......................................    $ 1,620    $ 1,022    $ 2,071
                                                                =======    =======    =======
  Industrial and construction equipment rental
    Expenditures............................................    $   378    $   290    $   235
    Proceeds from sale......................................       (104)       (76)       (65)
                                                                -------    -------    -------
      Net expenditures......................................    $   274    $   214    $   170
                                                                =======    =======    =======

The Company operates in the United States and in foreign countries. The operations within major geographic areas are summarized as follows (in millions of dollars):

                                                                -----------------------------
                                                                   YEARS ENDED DECEMBER 31
                                                                 1996       1995       1994
                                                                -------    -------    -------
Revenues
  United States.............................................    $ 2,723    $ 2,510    $ 2,258
  Foreign operations (substantially Europe).................        945        891      1,036
                                                                -------    -------    -------
    Total...................................................    $ 3,668    $ 3,401    $ 3,294
                                                                =======    =======    =======
Depreciation of revenue earnings equipment
  United States.............................................    $   789    $   717    $   540
  Foreign operations (substantially Europe).................        104         87        163
                                                                -------    -------    -------
    Total...................................................    $   893    $   804    $   703
                                                                =======    =======    =======
Depreciation of property and equipment
  United States.............................................    $    63    $    60    $    51
  Foreign operations (substantially Europe).................         19         20         18
                                                                -------    -------    -------
    Total...................................................    $    82    $    80    $    69
                                                                =======    =======    =======
Amortization of intangibles
  United States.............................................    $    17    $    19    $    18
  Foreign operations (substantially Europe).................          1          1          1
                                                                -------    -------    -------
    Total...................................................    $    18    $    20    $    19
                                                                =======    =======    =======
Operating income (pre-tax income before interest)
  United States.............................................    $   451    $   357    $   315
  Foreign operations (substantially Europe).................        104        122        125
                                                                -------    -------    -------
    Total...................................................    $   555    $   479    $   440
                                                                =======    =======    =======
Income before income taxes
  United States.............................................    $   196    $    98    $    94
  Foreign operations (substantially Europe).................         61         74         69
                                                                -------    -------    -------
    Total...................................................    $   257    $   172    $   163
                                                                =======    =======    =======
Total assets at end of year
  United States.............................................    $ 5,805    $ 4,971    $ 4,762
  Foreign operations (substantially Europe).................      1,844      1,686      1,759
                                                                -------    -------    -------
    Total...................................................    $ 7,649    $ 6,657    $ 6,521
                                                                =======    =======    =======
Revenue earning equipment, net, at end of year
  United States.............................................    $ 3,997    $ 3,240    $ 3,119
  Foreign operations (substantially Europe).................      1,039        930      1,141
                                                                -------    -------    -------
    Total...................................................    $ 5,036    $ 4,170    $ 4,260
                                                                =======    =======    =======

                     THE HERTZ CORPORATION AND SUBSIDIARIES

                                                                -----------------------------
                                                                   YEARS ENDED DECEMBER 31
                                                                 1996       1995       1994
                                                                -------    -------    -------

NOTE 10 -- SEGMENT INFORMATION -- (CONTINUED)
Revenue earning equipment and property and equipment
  United States.............................................
    Expenditures............................................    $ 6,011    $ 5,413    $ 5,226
    Proceeds from sale......................................     (4,360)    (4,452)    (3,405)
                                                                -------    -------    -------
      Net expenditures......................................    $ 1,651    $   961    $ 1,821
                                                                =======    =======    =======
  Foreign operations (substantially Europe)
    Expenditures............................................    $ 2,373    $ 2,021    $ 1,798
    Proceeds from sale......................................     (2,130)    (1,746)    (1,378)
                                                                -------    -------    -------
      Net expenditures......................................    $   243    $   275    $   420
                                                                =======    =======    =======

NOTE 11 -- LITIGATION

In July 1996, the Company was sued in Harris County, Texas District Court in a purported class action in which this plaintiff alleges that the Company's practice of providing certain insurance products violates the Texas Insurance Code because the Company did not obtain approval to sell insurance or obtain regulatory approval of the premiums it charges. The complaint seeks restitution of excessive premiums, equitable rescission of all insurance contracts entered into by the class members, a declaratory judgment that the Company is selling insurance illegally in Texas and injunctive relief. While it is possible that the action could result in significant liability to the Company, the Company does not expect the action to have a material adverse effect on the Company's consolidated financial position or results of operations.

The U.S. Department of Labor has commenced an inquiry into the Company's classification of certain employees as "exempt" for purposes of federal labor laws and whether such employees have been improperly denied overtime pay. While an adverse outcome of the inquiry could have an adverse effect on the Company's results of operations for the quarter in which it occurs, the Company does not believe that an adverse outcome would have a material adverse effect on the Company's results of operations for a full year, or on the Company's consolidated financial position.

Since 1992, in the Company's New York region (which includes parts of New Jersey and Connecticut), the Company has been assessing higher rental rates for renters who reside in the New York City boroughs of The Bronx, Brooklyn or Queens to offer costs resulting from a higher incidence of accidents involving renters residing in such boroughs. The City of New York passed an ordinance prohibiting such pricing practice. The Company filed suit against The City of New York claiming that such ordinance was in violation of federal anti-trust laws. The Company's claim was rejected in U.S. District Court, and the Company appealed to the U.S. Court of Appeals for the Second Circuit. That Court remanded the proceeding to the U.S. District Court for trial. Pending the outcome of the action in the U.S. District Court, the Court has stayed the ordinance, permitting the Company to continue its pricing practice. If the Company is ultimately unsuccessful in challenging the ordinance, the Company believes it could take actions to mitigate the higher costs that would be experienced from such rentals. Accordingly, the Company believes that an adverse outcome would not have a material adverse effect on the Company's consolidated financial position or results of operations.

In addition to the foregoing, various legal actions, claims and governmental inquiries and proceedings are pending or may be instituted or asserted in the future against the Company and its subsidiaries. Litigation is subject to many uncertainties, and the outcome of the individual litigated matters is not predictable with assurance. It is possible that certain of the actions, claims, inquiries or proceedings, including those discussed above, could be decided unfavorably to the Company or the subsidiary involved. Although the amount of liability with respect to these matters cannot be ascertained, potential

                     THE HERTZ CORPORATION AND SUBSIDIARIES

NOTE 11 -- LITIGATION -- (CONTINUED)
liability in excess of related accruals is not expected to materially affect the consolidated financial position or results of operations of the Company.

NOTE 12 -- QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

A summary of the quarterly operating results during 1996 and 1995 were as follows (in thousands):

                                          ----------------------------------------------------------
                                                       OPERATING INCOME   INCOME (LOSS)
                                                        (PRETAX INCOME    BEFORE INCOME   NET INCOME
                                           REVENUES    BEFORE INTEREST)       TAXES         (LOSS)
                                           --------    ----------------   -------------   ----------
1996
  First quarter.........................  $  803,142       $ 82,487         $ 15,172       $  8,788
  Second quarter........................     911,401        144,260           69,284         39,545
  Third quarter.........................   1,060,028        219,943          138,249         74,208
  Fourth quarter........................     893,812        108,679           33,864         36,078
                                          ----------       --------         --------       --------
     Total Year.........................  $3,668,383       $555,369         $256,569       $158,619
                                          ==========       ========         ========       ========
1995
  First quarter.........................  $  735,679       $ 69,705         $   (646)      $   (365)
  Second quarter........................     858,555        115,089           34,515         19,637
  Third quarter.........................     989,756        194,070          109,584         65,092
  Fourth quarter........................     816,598        100,553           28,891         20,842
                                          ----------       --------         --------       --------
     Total Year.........................  $3,400,588       $479,417         $172,344       $105,206
                                          ==========       ========         ========       ========

-------------------------
The tax provision in the fourth quarter of 1996 includes credits of $13.9 million resulting from adjustments made to tax accruals in connection with tax audit evaluations and the effects of prior years' tax sharing arrangements between the Company and its former parent companies, UAL and RCA.

Effective July 1, 1994, certain lives being used to compute the provision for depreciation of revenue earning equipment used in the industrial and construction equipment rental business were increased to reflect changes in the estimated residual values to be realized when the equipment is sold. As a result of this change, pre-tax income before interest includes credit adjustments of $10.8 million in the first quarter of 1995 and $1.2 million in the second quarter of 1995 as a result of decreasing depreciation of revenue earning equipment.

The tax provision in the fourth quarter of 1995 includes $6.5 million of credits relating to foreign taxes paid which were offset against U.S. income tax liabilities.

NOTE 13 -- FINANCIAL INSTRUMENTS

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash equivalents and trade receivables. The Company places its cash equivalents with financial institutions and limits the amount of credit exposure to any one financial institution. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base, and their dispersion across different businesses and geographic areas. All borrowings by foreign operations are either in the foreign operation's local

                     THE HERTZ CORPORATION AND SUBSIDIARIES

NOTE 13 -- FINANCIAL INSTRUMENTS -- (CONTINUED) currency or, if in non-local currency, on a fully hedged basis to minimize foreign exchange exposure. As of December 31, 1996, the Company had no significant concentration of credit risk.

Cash and Equivalents

Fair value approximates cost indicated on the balance sheet at December 31, 1996, because of the short-term maturity of these instruments.

Debt

Fair value is estimated based on quoted market rates as well as borrowing rates currently available to the Company for loans with similar terms and average maturities. Carrying value was used as fair value for borrowings with an initial maturity of 92 days or less. The fair value of all debt at December 31, 1996 approximated $5.12 billion compared to carrying value of $5.09 billion.

Public Liability and Property Damage

Provisions for public liability and property damage on self-insured domestic claims and reinsured foreign claims are made by charges to expense based upon evaluations of estimated ultimate liabilities on reported and unreported claims. These liabilities are anticipated to be paid in the future which range between one and five years. The fair value of these liabilities at December 31, 1996 approximates $290 million compared to carrying value of $321 million. The fair value was estimated using a 6.9% interest rate, which represents the long-term borrowing rate available to the Company at December 31, 1996.

Financial Instruments

The Company and its subsidiaries have entered into arrangements to manage exposure to fluctuations in interest rates. These arrangements consist of interest-rate swap agreements ("swaps") and forward rate agreements ("FRAs"). The differential paid or received on these agreements is recognized as an adjustment to interest expense. These agreements are not entered into for trading purposes. The effect of these agreements is to make the Company less susceptible to changes in interest rates by effectively converting certain variable rate debt to fixed rate debt. Because of the relationship of current market rates to historical fixed rates, the effect at December 31, 1996 of the swap and FRA agreements is to give the Company an overall effective weighted-average rate on debt of 6.53%, with 41% of debt effectively subject to variable interest rates, compared to a weighted-average interest rate on debt of 6.48%, with 49% of debt subject to variable interest rates when not considering the swap and FRA agreements. At December 31, 1996, these agreements expressed in notional amounts aggregated $368.4 million swaps. Notional amounts are not reflective of the Company's obligations under these agreements because the Company is only obligated to pay the net amount of interest rate differential between the fixed and variable rates specified in the contracts. The Company's exposure to any credit loss in the event of non-performance by the counterparties is further mitigated by the fact that all of these financial instruments are with significant financial institutions that are rated "A" or better by the major credit rating agencies. At December 31, 1996, the fair value of all outstanding contracts, which is representative of the Company's obligations under these contracts, assuming the contracts were terminated at that date, was approximately a net payable of $4.0 million.

The Company and its subsidiaries have entered into arrangements to manage exposure to fluctuations in foreign exchange rates for certain foreign currency loans and selected marketing programs. These arrangements consist of foreign exchange forward contracts and the purchase of foreign exchange

                     THE HERTZ CORPORATION AND SUBSIDIARIES

NOTE 13 -- FINANCIAL INSTRUMENTS -- (CONTINUED) options. At December 31, 1996 the total notional amount of these instruments was $23.5 million and the fair value of all outstanding contracts, which is representative of the Company's obligations under these contracts, assuming the contracts were terminated at that date, was approximately a net payable of $.1 million.

The fair value of the interest rate and foreign currency instruments were estimated using market prices provided by financial institutions. The following is the estimated fair value and notional amount of the outstanding instruments at December 31, 1996 and their maturity dates (in millions):

                                                              ---------------------------------
                                                                            FAIR      NOTIONAL
                                                              MATURITY    VALUE(a)    AMOUNT(b)
                                                              --------    --------    ---------
Interest Rate Instruments
                                                                1997                   $240.7
- Assets....................................................               $  --
- Liabilities...............................................                  .5
                                                                1998                     73.3
- Assets....................................................                  --
- Liabilities...............................................                 1.0
                                                                1999                     43.4
- Assets....................................................                 (.1)
- Liabilities...............................................                 2.2
                                                                2000                     10.7
- Assets....................................................                  --
- Liabilities...............................................                  .2
                                                                2001                       .2
- Assets....................................................                  --
- Liabilities...............................................                  --
                                                                2002                       .1
- Assets....................................................                  --
- Liabilities...............................................                  --
                                                                           -----       ------
     Total..................................................               $(4.0)      $368.4
                                                                           =====       ======
Foreign Currency Instruments(c)
                                                                1997                   $ 16.8
- Assets....................................................               $  --
- Liabilities...............................................                  .1
                                                                1998                      6.7
- Assets....................................................                  --
- Liabilities...............................................                  --
                                                                           -----       ------
     Total..................................................               $ (.1)      $ 23.5
                                                                           =====       ======

-------------------------
(a) Fair value is representative of the Company's obligation under the contracts, assuming the contracts were terminated at December 31, 1996.

(b) The notional amount represents the contract amount and does not represent the amount at risk.

(c) As of December 31, 1996, no one currency represented the majority of the outstanding foreign currency instruments, except for the option to sell pound sterling and buy U.S. dollars in the notional amount of $12.0 million.

                     THE HERTZ CORPORATION AND SUBSIDIARIES

NOTE 14 -- SUBSEQUENT EVENTS

In February 1997, Ford extended to the Company a line of credit of $500 million, expiring June 30, 1999. This line of credit has an evergreen feature that provides on an annual basis for automatic one-year extensions of the expiration date, unless timely notice is provided by Ford at least one year prior to the then scheduled expiration date. At that time, the revolving loan agreement between the Company and Ford dated June 8, 1994 was terminated.

On February 27, 1997, the Company issued to Ford 1,290 shares of its 5.11% Cumulative Series C Preferred Stock having an aggregate liquidation preference of $129 million for a purchase price equal to the aggregate liquidation preference.

On February 27, 1997, the Company paid a dividend of $460 million on its common stock to Ford in the form of a 5.475% promissory note, which matures on or before March 31, 1997.

On February 28, 1997, the Company filed a Registration Statement on Form S-1 in connection with the proposed initial public offering of the Company's Class A Common Stock (the "Offering").

The Company and Ford have entered into a Car Supply Agreement which will commence on September 1, 1997 for a period of ten years. Under the Car Supply Agreement, Ford and the Company have agreed to negotiate in good faith on an annual basis with respect to the supply of cars. Ford has agreed to supply to the Company and the Company has agreed to purchase from Ford, for each car model year during the term of the agreement (i.e., the 1998 model year through the 2007 model year), (a) the lesser of 150,000 cars or 55% of the Company's fleet requirements for its car rental business conducted in the United States; (b) 35% of the Company's fleet requirements for its car rental business conducted in Europe; and (c) 55% of the Company's fleet requirements for its car rental business conducted other than in the United States and Europe. For each model year, at least 50% of the cars supplied by Ford are required to be non-risk cars. The Car Supply Agreement also provides that, for each model year, Ford must strive to offer car fleet programs to the Company on terms and conditions that are competitive with terms and conditions for the supply of cars then being offered by other automobile manufacturers to the Company and other daily car rental companies. In addition, for each model year, Ford must supply cars to the Company on terms and conditions that are no less favorable than those offered by Ford to other daily car rental companies, excluding franchised Ford vehicle dealers who rent cars.

The Company and Ford have entered into a Joint Advertising Agreement which will commence on September 1, 1997 for a period of ten years. Under the Joint Advertising Agreement, Ford has agreed to pay to the Company one-half of the Company's advertising costs, up to a limit of $39 million for the first year and, for each year thereafter, a limit equal to the prior year's limit adjusted for inflation. In addition, if for any year, one-half of the Company's advertising costs exceed such limit and the Company has purchased from Ford a percentage of its car fleet requirements for its car rental business conducted in the United States for the corresponding model year (the "Ford Vehicle Share") equal to 58% or more, then Ford will pay to the Company additional amounts for such excess advertising costs. To be eligible for cost reimbursement under the Joint Advertising Agreement, the advertising must meet certain conditions, including the condition that it indicates that the Company features Ford vehicles in a manner and with a prominence that is reasonably satisfactory to Ford. The Joint Advertising Agreement further provides that if the Ford Vehicle Share for any model year is less than 55%, Ford will not be obligated to pay the Company any amount for its advertising costs for that year, except to the extent that the Company's failure to achieve a 55% Ford Vehicle Share is attributable to (a) Ford's failure to supply a sufficient quantity of cars for the Company to achieve a 55% Ford Vehicle Share or (b) the fact that the terms and conditions of Ford's car fleet programs offered to the Company were not competitive with the terms and conditions for the supply of cars offered by other automobile

                     THE HERTZ CORPORATION AND SUBSIDIARIES

NOTE 14 -- SUBSEQUENT EVENTS -- (CONTINUED) manufacturers to the Company and other daily car rental companies. In no event, however, will Ford be required to pay any amount for the Company's advertising costs for any year if the Ford Vehicle Share for the corresponding model year is less than 40%.

                                  SCHEDULE II

                     THE HERTZ CORPORATION AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                     --------------------------------------------------------------------
                                                    ADDITIONS          DEDUCTIONS
                                      BALANCE AT    ----------   ----------------------
                                     BEGINNING OF   CHARGED TO   TRANSLATION                  BALANCE AT
                                         YEAR         INCOME     ADJUSTMENTS    OTHER         END OF YEAR
                                     ------------   ----------   -----------    -----         -----------
Dollars in thousands
1996
Allowance for doubtful accounts...     $  7,985      $  9,912       $  59      $  5,570(a)     $ 12,268
                                       ========      ========       =====      ========        ========
Public liability and property
  damage..........................     $311,669      $133,417       $  40      $123,928(b)     $321,118
                                       ========      ========       =====      ========        ========
1995
Allowance for doubtful accounts...     $ 10,026      $  4,926       $(319)     $  7,286(a)     $  7,985
                                       ========      ========       =====      ========        ========
Public liability and property
  damage..........................     $304,328      $134,926       $(229)     $127,814(b)     $311,669
                                       ========      ========       =====      ========        ========
1994
Allowance for doubtful accounts...     $  6,862      $  6,813       $(521)     $  4,170(a)     $ 10,026
                                       ========      ========       =====      ========        ========
Public liability and property
  damage..........................     $264,158      $159,049       $ 403      $118,476(b)     $304,328
                                       ========      ========       =====      ========        ========

-------------------------

(a) Amounts written off, net of recoveries. The year 1995 includes $2 million, which represents the balance at December 31, 1994 relating to the European Car Leasing and Car Dealership operations sold by the Company effective January 1, 1995.

(b) Payments of claims and expenses.